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The following is a transcript of the corporate update conference call held on April 3, 2019 at 8:00 a.m. (Eastern time) by Altaba Inc. (the “Fund”) relating to the proposed liquidation and dissolution of the Fund pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan”), which was approved by the Board of Directors of the Fund on April 2, 2019:

Altaba Inc.

Strategic Update Conference Call

Wednesday, April 3, 2019 at 8:00 AM Eastern

CORPORATE PARTICIPANTS

Thomas J. McInerney – Chief Executive Officer

Alexi A. Wellman – Chief Financial and Accounting Officer

DeAnn Fairfield Work – Chief Compliance Officer

Arthur Chong – General Counsel and Secretary

Alan Oshiki – Investor Relations

PRESENTATION

Alan Oshiki

Thank you. Good morning everyone and welcome to the Altaba financial and strategy update. Joining us this morning from Altaba are CEO Tom McInerney, CFO Alexi Wellman, Chief Compliance Officer DeAnn Work and General Counsel Art Chong.

Before we begin I want to remind everyone that this conference call and webcast may contain “forward-looking statements” concerning the proposed liquidation and dissolution of Altaba pursuant to the Plan of Liquidation and Dissolution. Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend” or similar expressions are intended to identify forward-looking statements. These statements are not statements of historical facts and do not reflect historical information. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Such risks and uncertainties relate to, among other things: the availability, timing and amount of liquidating distributions, including prior to the filing of a certificate of dissolution; the amounts that will need to be set aside by Altaba; the adequacy of such reserves to satisfy Altaba’s obligations; the ability of Altaba to favorably resolve certain potential tax claims, litigation matters and other unresolved contingent liabilities of Altaba; the amount of proceeds that might be realized from the sale or other disposition of Altaba’s primary asset, its shares of Alibaba Group Holding Limited; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; the incurrence by Altaba of expenses relating to the proposed liquidation and dissolution; and ability of the Board of Directors to abandon, modify or delay implementation of the Plan of Liquidation and Dissolution, even after stockholder approval. Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements will be discussed under the section “Risk Factors” in the definitive proxy statement that will be filed with the SEC in connection with the proposed liquidation and dissolution pursuant to the Plan of Liquidation and Dissolution, when it becomes available. Please carefully consider these factors, as well as other information contained in the definitive proxy statement, when it becomes available, and in our periodic reports and documents filed with the SEC. The forward-looking statements set forth in this call are made only as of the date hereof, Wednesday, April 3, 2019.

Altaba does not undertake any obligation to update or supplement such forward-looking statements to reflect events or circumstances after the date hereof, except as required by law. Because the Fund is an investment company, the forward-looking statements and projections in this call are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended.

I would now like to introduce Tom McInerney. Tom?

Thomas J. McInerney

Good morning everyone and thank you for joining us today.

Yesterday we announced that our Board has unanimously adopted a Plan of Liquidation and Dissolution (which I’ll refer to simply as the “Plan” hereafter). While it will take a period of time to carry out, this Plan, if approved by shareholders, represents the latest and final action in what has been a successful, nearly three-year process to increase Altaba’s shareholder value relative to the value of its underlying assets.

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

We have filed with the SEC a proxy statement relating to the Plan. This document contains a lot of important information about our decision and the anticipated process and will answer many of the questions you all will have so we encourage you to review it in detail. Not surprisingly, everything we say today is fully qualified by the more detailed disclosures in the proxy statement. That said, knowing it will take some time for people to get through that document, we’ll give you an overview today of the Plan and answer what we expect will be some of your most important questions. In addition to taking live questions at the end, we will also invite you to email questions during the call to Altaba@ABMac.com and we will do our best to answer them.

So to the Plan …

Our board has adopted and shareholders will be asked to approve a Plan of Liquidation and Dissolution whereby pursuant to a process I’ll describe further, we will distribute over time to our shareholders all of the net assets of the company either in the form of cash and/or in shares of Alibaba (which would only be distributed in the form of publicly tradeable ADSs; and hereinafter, if I refer to Alibaba shares, please assume I’m referring to ADSs). The distribution of Alibaba shares and/or the sale of Alibaba shares in anticipation of the distribution of cash will be fully taxable to Altaba at the corporate level. From a shareholder perspective, the Plan is designed such that U.S. shareholders will generally recognize income or loss as a capital gain or loss … and obviously there is a more detailed discussion of the relevant tax issues in the proxy. The Plan represents the outcome of an extensive review by management and the Board, spanning nearly two years in total. This review has included regular consultation with outside financial, legal and tax advisors, and valuable input from a number of our shareholders. Since our inception, we have endeavored to create value for our shareholders through a series of transactions including regular share repurchases, the exchange offer we executed last summer, and the overall simplification of the company including, importantly, the sale of our Yahoo Japan stake and the resolution of certain actual and contingent liabilities. We have been thorough and rigorous in our decision making and have strived to leave no stone unturned in our analysis of this option as well as any alternatives available to us. Following this review, we feel strongly that this Plan is the best course for shareholders at this time for a few reasons:

1. it’s the fastest, most efficient, and most certain way to increase shareholder value relative to our underlying assets – the actions we’ve taken to date have largely been successful in narrowing the discount at which we trade relative to the value of our underlying assets and, at this point, this is the right next step for shareholders to capture the remaining discount

2. it’s really the only feasible way to return all the net assets of the company to our shareholders while covering all actual and potential liabilities in a manner that protects the company, the board and the shareholders

3. possible interim strategies, such as another exchange offer similar to what we did last summer, would materially push out the timing of full capital return to shareholders for questionable benefit

4. the liability resolution process we commenced with the strategic transactions we executed last summer has progressed well generally and while there is still much to do in this regard, the process will continue as part of (and we think will ultimately be aided by) the liquidation and dissolution process itself. Hence we believe it is prudent to initiate the liquidation and dissolution process now.

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Wednesday, April 3, 2019 at 8:00 AM Eastern

As to timing and execution; again, there is a significant amount of detail in the proxy but to hit the most salient points:

As noted, we have filed a preliminary proxy statement. While there are no guarantees as to how long that process might take, we’d hope to get to a shareholder vote somewhere in late summer.

Assuming shareholders approve the Plan, we would intend to make an initial distribution of cash and/or Alibaba shares shortly thereafter, so we would estimate that to occur in the fourth quarter of this year (and I’ll get to estimated amounts in a moment).

Following that distribution, we would expect to promptly file a certificate of dissolution in the State of Delaware and this would initiate a “winding up” process which we intend to conduct pursuant to certain safe harbor procedures under the DGCL, specifically Section 280 and 81(a).

When we file the certificate of dissolution, we will close our stock transfer books and our shares will cease being traded on Nasdaq. While we can’t be certain, we expect that a trading market will develop in the rights to receive future distributions and we plan to request that DTC take certain actions to track transfers of such rights, and we expect certain market makers will facilitate trading of such rights.

The Delaware Safe Harbor dissolution procedures involve notifying actual and potential creditors in a prescribed manner and following that, we would petition the Court (with a recommendation from our Board) to determine the amount and form of reserves that will be reasonably likely to satisfy known, contingent and future claims upon final determination—I’m obviously paraphrasing here and the procedures we will be following are quite specific, and a detailed summary of them are in the proxy statement

The Court will then issue an order specifying a holdback amount (an amount which could be in excess of the Company’s recommendation).

Following such an order, assets in excess of the court prescribed holdback amount will be distributed to shareholders

As a matter of statute, this process could take as little as seven months from the filing of a certificate of dissolution, but we believe given the size and potential complexity of this situation, a better estimate is twelve months, which would imply the Court Order and the subsequent distribution (and this would be the second distribution overall) would be estimated to occur in the fourth quarter of 2020.

Following that, the Company will continue to wind up its affairs by resolving any open claims and to the extent those claims are resolved at a level less than that assumed in the Court Order, and assuming no new claims or increases to existing claims have arisen, excess assets will be distributed; we would expect there could be multiple additional distributions and it is quite difficult to estimate how long this final stage will take as it will most likely be governed by resolution of whatever open tax issues remain – as you know, these tax processes can take multiple years to resolve if they go through a ‘normal’ file/audit/appeal process but we certainly will continue to pursue opportunities to expedite the resolution of these matters in connection with the dissolution process.

With respect to the estimated magnitude of possible distributions, let me discuss philosophy and approach first, and then we can get into the figures.

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First, all our numbers assume that we conclude our current 10b5-1 open market share repurchase program; and specifically that we spend an additional $1.2 billion for 17.1 million shares subsequent to the last figure we’ve reported. Using an assumed average repurchase price, this would bring our pro forma shares outstanding to 519 million.

Second, the pre-dissolution distribution (estimated to be in the fourth quarter of this year) will be determined by the board in a conservative manner just prior to making the actual distribution. Much can change between now and then including, importantly, any new information or outcomes from the ongoing liability resolution discussions.

The underlying philosophy in determining the size of the pre-dissolution distribution will be to make a conservative estimate of what the ensuing court process might yield in terms of a holdback amount—in essence, we will be estimating what is the largest conceivable amount the Court could require. By definition, this is a difficult judgment because (i) we continue to be engaged in liability resolution discussions with various taxing authorities and the information and determinations from that process could impact these judgments, (ii) the requirement prescribed by the Delaware safe harbor dissolution procedures for notifying and responding to actual and potential creditors will in itself yield information which may affect these judgments, and (iii) the lack of relevant precedent leads to significant uncertainty as to how certain and potential creditors will respond to the process and how the Court itself will form judgments in this context. Hence, the required conservatism.

Given that philosophy and to get to the figures, assuming an Alibaba share price of $177.00 (which is roughly where it was middle of last week) and making a number of other assumptions detailed in the proxy, we estimate a pre-dissolution distribution range of $27.1 billion to $31.0 billion, or $52.12 to $59.63 per pro forma Altaba share. This would be approximately 67% to 77% of NAV (pro forma for that BABA share price and completion of our buyback program). While the absolute numbers are obviously very sensitive to the Alibaba share price assumption, the range in terms of % of pro forma NAV is not nearly as sensitive. Again, this is just an estimated range. The actual figure will be determined closer to the distribution itself, and it could be within or outside of that range.

Turning to our estimate of the ultimate total distributions …

Using the same assumptions regarding the completion of our buyback program, an Alibaba share price of $177.00, and other assumptions delineated in the proxy, we would estimate that ultimately $39.8 billion to $41.1 billion, or $76.62 to $79.22 per share will be distributed, including the pre-dissolution liquidating distribution. This would represent a range on the low end of approximately 11/2% less than NAV and on the high end approximately 2% greater than NAV (NAV in both cases being pro forma for the assumptions). The range assumes that no PRC taxes net of U.S. foreign tax credits will ultimately be owed. This view is supported by both the advice of our various tax advisors and, with respect to the 2018 transactions specifically, the conversations that we have had to date with various tax authorities in the PRC, as well as the expectation that, even if we had to pay PRC tax we would be able to claim foreign tax credits for U.S. federal income tax purposes.

Next, let me turn to the important issue of whether we’ll distribute cash, Alibaba shares, or some combination thereof. First, the plan adopted by the board and set forth in the proxy gives us the flexibility to do either. We think this flexibility is in shareholders’ best interests. That said, at a bare minimum, we intend to sell enough shares such that the pre-dissolution holdback amount

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(i.e., the amount not being distributed in the pre-dissolution distribution) is being held in cash. This will allow us to maximize, all other things being equal, the size of the pre-dissolution distribution as we will not need to allow for potential asset price volatility in determining the initial holdback amount. Beyond that, we will continue to evaluate the alternatives with an eye toward simplifying execution; maximizing the pre-dissolution distribution; minimizing state and local taxes; minimizing transaction expenses; abiding by our agreements including the Alibaba registration rights agreement; and, to the extent we sell shares and distribute cash, maximizing transparency so that those shareholders who choose to replace their Alibaba exposure as we sell can do so. Toward that end, we intend to update shareholders on our intent and plans before we take definitive action.

In conclusion, we feel strongly that this plan of liquidation and dissolution is the best course for shareholders. Since early last year, coming on the heels of corporate tax reform which allowed us to seriously entertain taxable alternatives for the Alibaba shares, we have been simultaneously studying all of the alternatives while also taking actions along the way to drive shareholder value. Through hard work and good fortune over 2018 we were able to completely simplify our asset base, return substantial capital to shareholders in an accretive manner, and make great progress in resolving contingent liabilities WHILE SIMULTANEOUSLY engaging in liability resolution discussions that will aid us going forward. Since inception, we have outperformed Alibaba by slightly more than 9% and a weighted composite of our initial assets by slightly more than 17% and we believe today’s announcement will ultimately, add to that record of outperformance.

Before concluding, I want to thank our very dedicated Board, our entire team of 12 employees strong and our financial, legal and tax advisors for all of their wisdom, hard work and dedication. There is much work yet to be done, we will do it as wisely and expeditiously as possible, and we will strive for as much transparency as we believe is in your ultimate interest. As always, thank you for your support.

With that, operator, let’s take questions.

QUESTION AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star, then one on your telephone keypad. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. You may submit online questions at any time using the window on the webcast. At this time, we will pause momentarily to assemble our roster.

The first question today comes from Olek Arbreshka with CR Capital. Please go ahead.

Olek Arbreshka

Hi, Tom. Thanks for the call. I had a question with respect—in the proxy statement, I believe you mentioned that you would be transparent if you decide to sell shares of Alibaba. In the future, you would basically indicate how and when you are going to be doing it. Could you be more specific on that? Like, how would you—or would you basically give, like, one-day notice before you decide to go sell or would you give the actual volume you’re going to sell, and how do you—and reason that happened?

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

Thomas J. McInerney

I can’t be quite that specific, other than that—that is our intent. We recognize that shareholders, amongst the various reasons they may hold us, some hold us because they want the continued exposure to Alibaba and have found this the preferred mechanism for doing that. Some may have hedged some portion or all of the underlying Alibaba risk. People’s motivations vary, but we realize that transparency is in our shareholders’ interest, is likely in our shareholders’ interest in this regard, and so that is our clear intent. I can’t be specific, because I simply don’t know whether—how many days it would be, what form it would take, that the options are straightforward, we could—in filing an amended proxy in response to SEC comments, we could put the details in there, we could file separately an 8-K, or make some other announcement. That could come in part or in whole—and what I mean by that is we could say we’re intending to do X over the next period of time, and the X may not be the full plan, it may be Part 1 of the plan, pending further judgments, decisions, market factors, etc.

So, what I’m saying is I can’t tell you when or exactly how we will tell you, but our current intent is to give you some warning with some specificity, if we think that’s in your interest. As I said, I indicated I understand why it’s in your interest. There may be some countervailing factors which we would factor in, but our current intent is to give you notice in advance, so you could adjust your positions accordingly, should you choose to do so.

Olek Arbreshka

Yeah, okay, thanks for that. I guess, from our perspective, we’re a pretty large holder, we would prefer to have in-kind distributions of Alibaba versus the shares to (inaudible 22:57).

Thomas J. McInerney

Yeah, let me (inaudible 22:57)

Olek Arbreshka

Is there—is there any reason you wouldn’t do it, like tax reasons or stuff like that, that you would continue actually to sell those?

Thomas J. McInerney

Yeah, let me jump back, because it’s a good—it’s a good question. The most straightforward thing would be but what we need to cover our taxes and our cushion, if you will, that there’s a good reason to turn that into cash, but in terms of the distribution to shareholders, obviously the most straightforward thing would be to distribute stock, and the principal consideration against that may be—and this is something we’re working through in our discussions—may be some tax consideration, and I realize the simplicity of that. Believe me, it would make life easier for me, too, we would just hand you the shares and we don’t have to manage the sales process. So, it’s better on a number of dimensions, but potentially for one, and if that one is material enough to affect overall economics in a material way, then we’ll consider the alternative.

We do think the alternative, based on our—our study and advice, and all of that, of selling shares and distributing cash, is quite manageable. We realize that the transparency point that you made earlier, but we’re dealing with a highly liquid stock, a highly liquid, you know, market for the stock, and we do think we can manage that process in a way that is fine for shareholders if, in fact, there’s an economic reason to do that as opposed to the distribution.

Olek Arbreshka

Mm-hmm, and the shareholder meeting is going to happen when, because the proxy doesn’t say the date?

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Thomas J. McInerney

Well, it’s subject to the SEC review and distribution. So, basically, the document will either be reviewed or not, one would expect, as with the SEC—by the SEC. Typically, there’s comments in response, and at some point you’re cleared to distribute that proxy and then it’s the normal proxy solicitation rules, where it needs to be out a certain number of days before you can have the meeting and vote. So, when you put the facts that are—I’m sorry, the procedures and the rules together with our experience, our guess would be late summer, but that could be earlier or later, depending on the result of that process, but I think you—

Olek Arbreshka

Mm-hmm, but you would still be selling some Alibaba shares before the shareholder meeting, right?

Thomas J. McInerney

Yeah, let me answer that and we should give someone else a chance.

Olek Arbreshka

Sure.

Thomas J. McInerney

We have said—and, again, it’s a good question—we very well could sell up to half the shares in advance of the shareholder meeting. We do not need the shareholder vote to make that decision, the shareholder vote is on the Plan of Liquidation and Dissolution and if we determine—again, what we’d like, we’d sell at least some. Depending on how much we sell and other timing considerations, it may make sense to start the sale process prior to the shareholder vote, and that could happen, again, with an expectation that we’d provide notice of that.

Olek Arbreshka

Okay, got it. Thanks again.

Thomas J. McInerney

Okay, thank you, good questions.

Operator

The next question comes from Christie Groves with Whitebox Advisors. Please go ahead.

Christie Groves

Hi, Tom. It’s Christie.

Thomas J. McInerney

Hi, Christie.

Christie Groves

I just have a quick question on the the PRC tax process. It sounds like you—the work that you’ve done up to date only concerns the 2018 share transfers and that you have to follow the same process once again for the 2019 share transfers. I’m just wondering if I’m reading that correctly, and if so, what sort of timing you expect, in terms of that part of the process.

Thomas J. McInerney

You are reading it correctly. The notification procedures, we can only notify for the transactions that were executed, which was the ’18, obviously. As you may recall, it’s one of the reasons,

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amidst a few I’d want—we made the decision to do the tender last summer and the contemporaneous share sale, because it allowed us to make that notification, and while it was only on the ’18 transactions, there will be many facts that are comparable from one to the other. Not to go too deep into it, but, as you know, the nature of that potential tax, unless you fall squarely into an exemption bucket or a—your taxable bucket, which we don’t, is a facts and circumstances tax designed to get at whether the transaction was a tax avoidance scheme, if you will. That’s clearly not our case. As we all know, we’re paying full U.S. taxes on both the ’18 transaction and what we anticipate in ’19, and and a lot of the facts, if you get at the substance of Alibaba’s offshore operations, etc., that are relevant to the determination, will be the same. So, we will have to make notification. I don’t think I’m going out on a limb to say we would hope that that notification and that process would be greatly aided by all of the conversation and facts that have been gathered, a very constructive process, on the ’18 work, because, again, a lot of it would be common, but there would still be that notification.

Christie Groves

Okay, great, and just one other thing on that tax. In the prospectus, you also talk about really old share transactions, like from 2012 and 2014. I’m just wondering if you’ve put those in for it to be ultra-conservative or if you—or is that something you’ve already had discussions with, or if that, again, has to fall into new discussions with the PRC authority.

Thomas J. McInerney

Yea, because they’re so old, they’re—I don’t want to get into too much detail on those. I think we’ve listed them because they were taxable transactions and they were subject to that tax possibility, I’ll call it, or a predecessor rule, and there was a—a predecessor rule, I think, effective —the earlier of the two —and those were done. One was a direct sale to Alibaba, the second was the sale of the shares of the IPO. They’re listed there for completeness. They are part of our calculus when we’re determining the pre-dissolution distribution amount; meaning we’re holding back for that.

I think because of the age on those transactions and being conducted under a prior regime and in one case, at least a prior law—I don’t want to get too much into the specifics of it, but we expect the resolution of those will be, in a sense along with the others and/or the, you know, the procedures of the liquidation and dissolution process.

Christie Groves

Okay, okay, great, thanks. That’s all I had.

Thomas J. McInerney

Thanks, Christie.

Operator

The next question comes from Andy Baker with Barclays. Please go ahead.

Andy Baker

Good morning, and thanks for taking the call.

Thomas J. McInerney

Good morning, Andy.

Andy Baker:

I’ve a couple of questions. Just—I guess the first one is, is the timing of the clarity of the PRC

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taxes. I know you mentioned that, in the proxy, anything you hear from them will be —would be verbal rather than—rather than written. To the extent you get, clarity on the 2018 transaction, would that possibly impact the first—the first distribution, to pay the pre-dissolution distribution, or are you going to wait for the court order to—to sort of solidify that for you?

Thomas J. McInerney

Our intent, unless there’s some change which we don’t anticipate, but our intent in the disclosure says that even if we received a verbal, no-tax judgment, if you will, on the 2018 transaction, it would not impact that first distribution. That first distribution assumes a full holdback for the issue regardless. That’s why it’s the same in the low and the high case, if you will, and the reason for it is, in a sense, what you said, which is it’s a verbal, and this issue, you know, unprecedented in its—in its size, in its particular fact pattern, in the nature of the process, and for the protection of all of, you know, the Company, the Board and shareholders, we have to be certain, that the money that comes out in that pre-dissolution distribution is—is ready to come out, and, while we hope to get that verbal indication, that would be a very good thing, and history has suggested over there that when that indication is made, it’s—you know, it’s complete, if you will, but it would still not impact that initial distribution, in our current judgment.

Andy Baker

Okay, I just wanted to confirm.

Thomas J. McInerney

Yeah.

Andy Baker

Also, you discussed the known claimants, the contingent claimants. So, who are the claimants that we should be thinking about, outside of the—the taxation authorities, that you’ve discussed in the past?

Thomas J. McInerney

So, you know, you could think about—it’s a good question. You could think about them—I’m doing this off the top of my head—and, Art, you may want to jump in on this. I think of them as in three broad buckets, right? There’s the taxing authorities, which we’ve spent some time talking about already; there’s whatever is left over from the, you know, the—the data breach and kind of the inherited, if you will contingent—actual and contingent liabilities as we finish that process, which is not yet done; and then the third would be, you know, more routine, kind of anything that comes up, anybody you might owe money to in the ordinary course of business or new litigation, or things like that. So, basically, you’d go through a—kind of an exhaustive process of saying, you know, who do you know you owe money to, who might you owe money to, who thinks that you owe them money, and go through there.

Art, would you add anything to that? Am I missing any buckets?

Arthur Chong

I think that covers the new progress.

Thomas J. McInerney

Yeah.

Andy Baker

Okay, thanks, and then just on timing, I mean, it seems to me you’re being pretty conservative,

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you know, proxies shouldn’t take that long, and then part of this is in your hands, right? I mean, so the 90 days you have to reject claims, is it reasonable to assume that it’s not going to take you 90 days to reject—to reject claims that come in, I mean, given all the work you’ve done over the past six months and, you know, more than enough, to be frank, you know, with all the authorities.

Thomas J. McInerney

You should assume that, you know, we do everything as fast as we can. An example of that, I’ll call it proof, is, people ask me, kind of as they thought this was one of the options we were studying, “Okay, once the Board makes the decision to go, how long, you know, will it take? Presumably, you can prepare a proxy in a few weeks, etc. etc.” The minute the decision is made, the proxy was—was ready to go. So, we will parallel track everything we can parallel track. If that means we can respond to presented claims with a rejection, if that’s our judgment, within a day, we will do that. You know, you get into the specifics of promising that, I can’t, because I don’t know exactly what was allowed, what will come in, what’s the form of the response, you know, and part of what we’ve, you know, learned—and it makes sense when you think about it—is the—that the success of this process, the integrity of this process, the ability to get to an outcome that is—is good and fair and reasonable, if I put my own subjective terms on it, after you get through the court order, is making sure that the process itself is good, you know, process rules, and so we will run the process as best and as fast, but without shortchanging the—the nature of it, because that will help us get to, in our judgment, the right outcome coming—coming out of the court year. But, yeah, we’re not going to be—there’ll be no reason to sit around if we can respond, react, reject, whatever it may be, more quickly, we will do that.

That’s why I said in my script, if you add up the statute—just because I’ve done it multiple times—you get to something that could be as short as seven months from the effective date, the date of filing a Certificate of Dissolution to the court order, but I also have to tell you it is our absolute considered judgment of experts who have been through this, that given this fact pattern, that’s not what it will be, a better estimate is 12 months. So, all we can do is tell you what we believe.

Andy Baker

Fair enough. One last one and then I’ll open it—I’ll turn it over to everyone else.

Thomas J. McInerney

Okay, thank you.

Andy Baker

In your table, where you sort of break out your estimated liquidated distribution, the reserves for potential tax liabilities is, you know, quite a bit higher than it would be on your sort of 22.817. I’m just wondering, does that table include the deferred and other tax liabilities as part of this overall reserves for potential tax liabilities?

Thomas J. McInerney

You’re talking about the table in the proxy?

Andy Baker

Yeah, Page 55.

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

Thomas J. McInerney

Yeah. So, that is—that is the range, estimated range. Because this is the table that estimates the total distribution, there’s nothing in there for PRC-related taxes. So, this would be federal, state and local taxes, including all taxes owed on either selling or distributing the Baba, you know, the Baba shares.

Andy Baker

But all those other taxes, as well, the things that—you know, the $1.1 billion deferred and other tax line item in your most recent financials …

Thomas J. McInerney

Oh, sorry, yes.

Andy Baker

… shouldn’t those be included there, too, the 1040(a) (phon 38:03).

Thomas J. McInerney

Yes, tax reserves would be included in there.

Andy Baker

Okay, great, thank you very much. Thanks for taking my questions.

Thomas J. McInerney

Thank you.

Operator

As a reminder, to ask a question, you can press star, then one, or you can submit online questions via the window on the webcast, or you can submit them via email at altaba@abmac.com.

The next question comes from Joe Stauff with Susquehanna International Group. Please go ahead.

Joe Stauff

Good morning. Thank you very much.

Thomas J. McInerney

Good morning, Joe.

Joe Stauff

I just wanted to ask you, to the extent what you can share with us, that brought you to this ultimate, you know, decision. Obviously, you guys have spent a lot of time and done a lot of work, you know, and the big R above C was to possibly do a deal with Alibaba in the context of the stock deal, and so forth, and I—and I wonder, basically, what you can share with us—again, just kind of getting to this point of making this decision to liquidate.

Thomas J. McInerney

Sure, I’ll try to put a little color on it, and some—a lot of this is—and I realize it’s just out there, it’s in the proxy, as well, but, the first Alibaba—let me just answer that—they have indicated—and this is noted in the proxy to us—directly, and publicly in different forums on more than one occasion, that they are not interested in pursuing a transaction, and they’ve been reasonably consistent—well, not reasonably—they’ve been consistent in that—they’ve been, again, in

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

different forums, in different ways. We continue to retain all our fiduciary obligations, and we’ve announced this plan, but, if there were a proposal from them or someone else, to do something differently, we could—we could change course. So, you know, that’s—those sorts of transactions are not off the table by this announcement. If somebody, is interested in pursuing a transaction, then we would absolutely—consistent with our fiduciary obligations and it just makes sense—would consider that.

Joe Stauff

That makes sense.

Thomas J. McInerney

More broadly, I think, look, we’ve considered—and, again, some of these are listed in the proxy, and probably some have fallen by the wayside long ago, but through the years—really, even going back to my days on the Yahoo Board—we have considered a long list of alternatives, some of which that are quite esoteric, that were, in a sense, designed, or attempted to figure out a structure that would get value into shareholders’ hands with either minimizing or eliminating corporate tax burden. A couple things happened. One is the tax rate dropped, the corporate rate dropped from 35% to 21%. We got a basis step-up in connection with the Tax Reform Act, that helped us, you know, to the point, of another point, effectively, or something like that, and so the bar that one had to get over—because there was no simple, easy straightforward thing. Anything we looked at had complexity and hair and may have, in some cases, required others to participate or not, and when the taxable alternatives got respectively better, then it was that much harder, and so, look, at the end of the day, after literally years of looking at this, from the brightest tax minds in the world, candidly, not just our own advisors, but, as you can imagine, there’s been plenty of unsolicited ideas—I’ve met personally with any, you know, banker, advisor who has an idea, I’d say, “Come on in, the door has been opened,” and the reality is there’s no tax magic bullet, if you will.

When you compare—that kind of covers that category of stuff. If you get to the issue of taxable alternatives, at the end of the day, the goal is to get to our shareholders the, you know, assets that are closer to NAV, and the only one way to do that to conclusion, if there’s not a transaction solution, that’s this way. There’s no other way to sell the shares and buy back stock and ultimately take the share count to—to zero, if you will, because that just doesn’t work from a corporate law perspective, from a creditor perspective. It—you can do it only to a point.

We have—here’s a fun fact, if you will. We’ve reduced our share count—pro forma, for the completion of the buyback program currently going on, we will have reduced our share count from inception by 45%. So, we’ve significantly shrunk the capital of the Company. But, there’s a limit to how much you can do that, just as a matter of practicality and law.

So, if that’s the only ultimate outcome amongst the taxable alternatives, then you could say, “Okay, is now the right time or should we do something else first?” Last summer, we reached, in a sense, a different conclusion, because we considered this amongst the many options last summer, and for the reasons I said at the time, we very much liked the exchange offer. It allowed us to more quickly start the liability resolution discussions, it allowed us to give shareholders choice of liquidity sooner rather than later, etc. When we come back around to that decision, and any other alternatives around the table right now—and that was, in a sense, the last one standing of the taxable alternatives—doing that would essentially just push off the ultimate capital return. You’d get a little bit of money more quickly perhaps, but on a time-weighted PV or IRR basis, you’re worse off. So, since this is the only way to ultimately get all of the assets to shareholders in an NAV way, and it’s the ultimate outcome, then it made sense at the current time to pursue it.

Hopefully, that helps.

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

Joe Stauff

Yes, it does. Thank you.

Thomas J. McInerney

Okay.

Operator

The next question comes from Hamara Serf (phon 44:43) with Coronation Fund Managers. Please go ahead.

Hamara Serf

Hi, Tom. I’m sorry if I’ve missed this, but I just wanted to clarify. Since shares Alibaba says unbundled to shareholders, what is the current assumption about tax at the Altaba level? Thank you.

Thomas J. McInerney

So, yeah, this—our assumption is that the—either the distribution of shares to our shareholders or the sale of shares to fund the cash distribution to our shareholders will be taxable at the Altaba corporate level. It’ll be taxable at, you know, the U.S. federal rate, plus state taxes. The baseline assumption, and there’s been variability around it as we’ve been talking a little about it, but the baseline assumption, or the financial statement assumption, if you will, would be at similar sorts of rates to what we did—what was in effect—in effect, if you will, last summer when we did the exchange offer and the cash sale, and it would be—it would be taxable at that level at the corporate level.

Hamara Serf

Great, thank you.

Thomas J. McInerney

Great.

Operator

I would now like to turn the conference back over to Tom McInerney.

Thomas J. McInerney

Okay. We have a couple more email questions, why don’t we do that? We’ll take five or ten more minutes and then we’ll get people off to their day.

The first question is, “Have you considered a plan to collar or hedge the stake in Alibaba to crystalize its value between now and distribution time?”

Considered, yes. I don’t think that’s what we’ll do. Our shareholders, at the risk of oversimplification, you know, generally fall into a couple of categories, and probably hybrids, and things like that, and the—there are certainly some that love and want the Alibaba exposure, they don’t want a collar, there are others that have already put on their own hedges and shorted, in part or in whole, or hedged it in some other way, and because we don’t have any particular, advantage, if you will, in terms of, doing that versus how shareholders could do it, we think that exposure and those decisions are best handled at the shareholder level, so that the shareholders’ interests could clearly diverge there.

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

The next question, “For those desiring only stock and no cash, do you expect there to be a stock option?”

We do not expect there to be an option on the part of shareholders either way. This is a determination that the Board will make pursuant to the considerations by Management earlier, and I won’t repeat them again, but, the Board will determine whether it’s distributions of stock, cash or some combination, and then everybody will, you know, will get the same thing. Obviously, to the extent—because it’s a liquid security, to the extent we distribute cash, people can turn around and replicate that position, and to the extent there’ll be stocks that they don’t want, they could monetize that position, but that’s obvious.

“What is the likelihood timing and amount of any estimated blockage discount?”

We’ve taken a small—small enough in our context, because obviously it’s a large fund. We’ve taken a small, estimated blockage discount in connection with the exchange offer we did last summer, and that’s already reflected in our financials. To the extent we distribute additional shares, and that shares are part of the distribution, then we will make that determination at the time as a function of the size of the distribution and the relevant facts, trading liquidity and advice of experts, and things like that. We enlisted experts in making the determination last time. So, to the extent that shares represent a bigger portion of the distribution, then there, could be some additional blockage discount, and to the extent it’s cash, then there would be zero.

I will caution people not to really build in or assume it’s an upside. I say that because, to the extent there are tax differences on the distribution versus the sale, then any blockage discount benefit you get on the distribution may be offset by higher taxes, but that would be in our calculus, if you will, in terms of choosing which path to go.

I’m going to do two or three more, so we can end inside of an hour.

“What causes the difference between the 67% to 77%? Under what scenario would it be 67%?”

And those percentages, for those that maybe didn’t hear or remember or catch the earlier remarks, those are the percentages of NAV, pro forma NAV that are estimates of the initial distribution range represent.

It’s a good question. Look, we—we’re making this estimate, as I said earlier, several months in advance. The assumption in both the low and the high end, is that we would owe the PRC taxes. So, the biggest difference is, as we’ve done—and, you know, this is—this is a judgment that is made, both in terms of determining the range now for proxy purposes and in making the judgment, the ultimate judgment when we make it, it’s made in aggregate, it’s not made by line-by-line. Now, we and our Board go through lots of line-by-line analyses in getting to that aggregate number, but it’s not necessarily automatic that, well, if you resolve this, then the formula changes this way or that, this way, whatever. At the end of the day, the Board, in forming this initial estimate and ultimately making a judgment, is going to look at the totality.

That said, the things that influence that, certainly, this far out there’s a higher general contingency expenses kind of bucket assumed that would get you to the lower end as opposed

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

to the higher end. There are differences in, state tax assumptions. Those are the principal—those are the principal differences. Slight differences in federal tax, there tends to be a smaller amount. So, we will have more information when we get there and it will be both assumption of the liability resolution discussions that are ongoing and it may —the nature of those discussions, even if things are not necessarily resolved or done or there’s a pin in something, it may color and influence how much general cushion or excess we need.

The next—we’ll only do one more. I’m reading.

“If the PRC taxing authority doesn’t file a claim with Delaware within the prescribed timeline, does that automatically preclude a tax liability and allow the Chancery Court to rule that no funds are needed to be held back for China taxes?”

Okay, so let’s separate here—we’ll end on a very technical question. You have to separate here the Chinese law and the dissolution process as defined under the code. Under Chinese law, there’s a 10-year statute of limitations on this particular tax, and, again, while the experience of our advisors has been quite clearly that if you’re told there’s no tax, then that’s the decision. There’s not a pattern or history of seven years later someone makes a different determination. That said, there is that—that is the legal framework.

To the extent that we are told there is no tax or where they don’t respond, or that sort of thing, then we would recommend to the Board—in fact, we’ve—to the court, sorry. In fact, we’ve stated in the proxy that it is our intent to recommend to the court, based on currently available information, that no tax is owed. If the court agrees with that assessment—and I’m not—we can’t predict, exactly how that would—would play out and what judgment the court might make. If the court agrees with that judgment, then, basically, we would be free to distribute any amounts we were holding back at that time and those assets would be distributed to shareholders.

CONCLUSION

Thomas J. McInerney

With that, why don’t we end it? We’ve been nearly an hour. Very much appreciate your time. We are available through the normal channels for additional questions, although, again, there’s much information in the proxy and we are, as you know, limited, in terms of what we can say to information that’s consistent and in there, but we appreciate your time, your interest and your support, and thank you for joining us.

Operator

This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Altaba Inc.

Wednesday, April 3, 2019 at 8:00 AM Eastern

Additional Information about the Dissolution and Where to Find It

In connection with the proposed liquidation and dissolution of the Fund (the “Dissolution”) pursuant to the Plan, the Fund intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). The Fund will mail the definitive proxy statement and a proxy card to each stockholder of the Fund entitled to vote at the special meeting relating to the proposed Dissolution pursuant to the Plan. STOCKHOLDERS OF THE FUND ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT MATERIALS THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Fund with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Fund by contacting the Fund’s Secretary at 140 East 45th Street, 15th Floor, New York, New York 10017 or to Georgeson LLC toll free at 1-866-219-9786.

Participants in the Solicitation

The Fund and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Fund’s stockholders in connection with the proposed Dissolution pursuant to the Plan. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Fund’s stockholders in connection with the proposed Dissolution pursuant to the Plan, and any interest they have in the proposed Dissolution pursuant to the Plan, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Fund’s proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on August 31, 2018, and its Annual Report on Form N-CSR for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019. These documents may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Fund by contacting the Fund’s Secretary at 140 East 45th Street, 15th Floor, New York, New York 10017 or to Georgeson LLC toll free at 1-866-219-9786.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements concerning the proposed Dissolution pursuant to the Plan. Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend” or similar expressions are intended to identify forward-looking statements. These statements are not statements of historical facts and do not reflect historical information. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Such risks and uncertainties relate to, among other things: the availability, timing and amount of liquidating distributions, including prior to the filing of a certificate of dissolution; the amounts that will need to be set aside by the Fund; the adequacy of such reserves to satisfy the Fund’s obligations; the ability of the Fund to favorably resolve certain potential tax claims, litigation matters and other unresolved contingent liabilities of the Fund; the amount of proceeds that might be realized from the sale or other disposition of the Fund’s primary asset, its shares of Alibaba Group Holding Limited; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; the incurrence by the Fund of expenses relating to the proposed Dissolution; and the ability of the Fund’s Board of Directors to abandon, modify or delay implementation of the Plan, even after stockholder approval. Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements will be discussed under the section “Risk Factors” in the definitive proxy statement that will be filed with the SEC in connection with the proposed Dissolution pursuant to the Plan, when it becomes available. Please carefully consider these factors, as well as other information contained in the definitive proxy statement, when it becomes available, and in the Fund’s periodic reports and documents filed with the SEC. The forward-looking statements included in this document are made only as of the date hereof.

The Fund does not undertake any obligation to update or supplement such forward-looking statements to reflect events or circumstances after the date hereof, except as required by law. Because the Fund is an investment company, the forward-looking statements and projections in this press release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.